Filed pursuant to Rule 433 Registration Statement Nos. 333-162193 and 333-162193-01

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Name	Ticker	Maturity	Inception Date	Annual Investor Fee
RBS US Large Cap Trendpilot ETN	TRND	12/07/40	12/06/10	1.00 % *

*When tracking the S&P 500 Total Return Index, the RBS US Large Cap Trendpilot ETNs will have an investor fee of 1.00% per year. When tracking the 3-month US T-Bills, the RBS US Large Cap Trendpilot ETNs will have an investor fee of 0.50% per annum. Fees accrue daily.

The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offerings of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings N.V., and the relevant offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V., RBS Holdings N.V., RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, prospectus supplement and the relevant pricing supplement at no charge if you request it by calling 1-866-747-4332.

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